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                                  EXHIBIT 16.2

[Grant Thornton letterhead]



January 16, 2003


Securities and Exchange Commission
Washington, D.C. 20549

Re:      File No. 001-12810

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Hi-Shear Technology Corporation dated January 2, 2003, and, other than as described below, we agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the statements included in the first paragraph of Item 4, or statements related to the Raimondo Pettit Group contained in the second paragraph.

We believe Item 4 should be supplemented and, in part, amended as follows.

         o With regard to the second sentence of the third paragraph, Grant Thornton has informed the Company of certain matters which Grant Thornton considers to be disagreements as contemplated in Item 304 of Regulation S-K. They are as follows:

                  o On January 16, 2001, when the Company filed its Form 10-QSB for the quarter ended November 30, 2000, the Company failed to disclose that Grant Thornton had not completed its review of the financial statements included in the filing. Grant Thornton believes that such disclosure was required. Grant Thornton completed its review of such financial statements subsequent to the filing.

                  o With regard to the financial statements of the Company for the year ended May 31, 2001, there were disagreements as to the accounting for certain legal costs and interest receivable, both related to pending litigation over an account receivable. Such disagreements were resolved to our satisfaction by the Company making adjustments to their financial statements. We disagree with the Company's description of this accounting adjustment in the first sentence of the fourth paragraph of Item 4 as a change in accounting method. The accounting adjustment was correctly made to the Company's financial records and was appropriately not shown as a change in accounting method on the financial statements of the Company for the year ended May 31, 2001.


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         o        With regard to the second sentence of the fourth paragraph, in connection with our audits of the financial statements for the years ended May 31, 2002 and 2001, Grant Thornton identified and discussed with management and the Audit Committee of the Board of Directors certain deficiencies in the design or operation of the Company's internal controls that Grant Thornton believed constituted reportable conditions. We agree with the third sentence of the fourth paragraph.

Very truly yours,


/s/ Grant Thornton LLP

GRANT THORNTON LLP